Exhibit 99.1

For Immediate Release

FuelCell Energy Reports Second Quarter 2007 Results
and Latest Accomplishments

•	Product sales and revenues increased 37 percent over the prior year
•	Lower commercial product cost ratio driven by cost out initiatives
•	Year to date orders of 10.9 MW including 3rd quarter order for 5.1 MW from POSCO Power
•	Connecticut Clean Energy Fund selected 68 MW of projects incorporating FuelCell Energy's ultra-clean power plants
•	Capital position strengthened as Company raised $94.4 million to fund growth

DANBURY, Conn. - June 4, 2007 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using a variety of fuels for commercial, industrial and utility customers, today reported results and accomplishments for its second fiscal quarter ended April 30, 2007.

Financial Results
FuelCell Energy reported revenues for the second quarter of fiscal 2007 of $11.4 million, compared to $9.5 million in the same period a year ago. Product sales and revenues were up 37 percent to $8.9 million compared to $6.5 million in the same period a year ago. The production of lower cost sub-megawatt and megawatt (MW) products contributed to improved product margins over the prior year. The product cost-to-revenue ratio was 1.85 compared with 2.43 in the same period a year ago. Research and development contract revenue was $2.5 million compared to $3.0 million in 2006.

The Company’s product backlog, including long-term service agreements, as of April 30, 2007, was $36.8 million compared to $23.9 million as of April 30, 2006. Research and development contract backlog totaled $26.4 million compared to $9.9 million as of April 30, 2006.

In the second quarter of fiscal 2007, net loss to common shareholders was $18.8 million or $0.32 per basic and diluted share compared to a net loss to common shareholders of $23.5 million or $0.48 per basic and diluted share in the same period of the previous year. Prior year results included a one-time charge of $4.3 million or $0.09 per basic and diluted share for the conversion of shares of the Series B Redeemable preferred stock. Excluding this charge, net loss to common shareholders was comparable to the year ago period as both volume and margins improved.

Total cash and investments increased by $80.4 million during the quarter ended April 30, 2007 to $178.7 million. The Company completed the sale of 9.4 million shares of common stock for net proceeds of $65.4 million and POSCO Power purchased an additional 3.8 million shares for $29.0 million. Excluding these common stock transactions, second quarter net cash use was $14.0 million which included capital spending of approximately $1.1 million. Depreciation expense for the quarter ended April 30, 2007 was approximately $2.3 million.

For the six months ended April 30, 2007, FuelCell Energy reported revenue of $18.2 million compared with $15.5 million in the same period a year ago. Product sales and revenues were $13.8 million, 45 percent higher than the $9.5 million in 2006. The product cost-to-revenue ratio was 2.2 compared with 2.6 for the six month period a year ago. Research and development contract revenue was $4.5 million compared to $6.0 million in 2006, primarily reflecting lower activity in the Company’s ship service program.

For the six months ended April 30, 2007, FuelCell Energy reported a net loss to common shareholders of $38.8 million or $0.69 per basic and diluted share compared to $40.2 million or $0.82 per basic and diluted share in the same period a year ago. In the six month period, higher product revenue and improved margin was partially offset by higher research and development expenses driven by cost out activities for the Company’s megawatt class products. Prior year results included a one time charge of $4.3 million or $0.09 per basic and diluted share for the conversion of shares of the Series B Redeemable preferred stock.

Key Corporate Developments

“The Company’s products are ideal for on-site commercial and industrial users and for utilities seeking solutions for grid constraints that meet greenhouse gas and emission reduction requirements. We are capturing orders in markets that support the growth of highly efficient ultra-clean distributed power,” said R. Daniel Brdar, FuelCell Energy’s Chairman and CEO. “To accommodate current and expected orders from Asia, California and Connecticut, we are ramping up production.”

Penetration of Key Markets

•
During the quarter, POSCO Power ordered two DFC1500MA units totaling 2.4 MW for a grid-support application in South Korea. On June 4th FuelCell Energy received three more orders from POSCO Power totaling 5.1 MW for utility customers in grid support applications including FuelCell’s 2.4 MW DFC3000, as well as two 1.2 MW DFC1500MA and one 300 kW DFC300MA. These units will further South Korea’s goal to comply with the Kyoto protocols through the purchase of highly efficient and ultra-clean fuel cells that meet its carbon dioxide (CO2) reduction and clean air goals. Since Korea’s clean energy program requires that power first be exported to the utility grid, the incentive is expected to favor the installation of multi-MW power stations.

•
FuelCell Energy signed a 10-year manufacturing and distribution agreement with POSCO Power, Korea's largest independent power producer and a subsidiary of POSCO, one of the world's largest steelmakers. FuelCell Energy will sell complete Direct FuelCell® (DFC®) power plants to POSCO Power until POSCO Power’s own manufacturing plant is ready to produce mechanical and electrical balance of plant components.

•
POSCO Power announced plans to invest $70 million in its fuel cell business that includes building a fuel cell balance of plant manufacturing facility in Pohang City with a capacity of 50 MW by 2008 and 100 MW by 2010. FuelCell Energy expects continued order flow in the South Korean market as POSCO Power ramps its capabilities.

•
FuelCell Energy’s California wastewater treatment market continues to expand. The city of Riverside, Calif., ordered a 1 MW DFC power plant and the city of Rialto, Calif. ordered three DFC units totaling 900kW for their wastewater treatment facilities. Wastewater customers are buying FuelCell Energy products to meet their need for lower cost, renewable energy with near-zero SOX and NOX emissions and significantly reduced greenhouse gas production. DFC power plants use the biogas produced by the wastewater treatment operations to produce electricity to run the facility. The fuel cell’s higher efficiency produces substantial savings for FuelCell Energy’s customers.

•
The Connecticut Clean Energy Fund (CCEF) selected six energy projects, encompassing 68 MW of the Company's fuel cell products, under the state’s 2003 State Energy Act that requires utilities to enter into long term power purchase agreements with developers to purchase not less than 100 MW of Class I renewable energy by 2008. The six projects, ranging in size from a 2.4 MW hospital project to 20 MW grid-support power plants, are now being evaluated by Connecticut’s two major utilities and the state’s Department of Public Utility Control (DPUC). These recommendations highlight Connecticut's leadership in advancing superior renewable ultra-clean energy solutions and in recognizing the value of the multi-MW fuel cell projects proposed.

Cost Out Program

FuelCell Energy achieved lower costs through its cost out program resulting in a second quarter 2007 product cost-to-revenue ratio of 1.85 to 1 - the lowest since FuelCell Energy began shipping commercial power plants. To date, the primary drivers have been value engineering and technology development bringing current production cost to $3,250/kW for the 2.4 MW DFC3000, $4,300/kW for the 1.2 MW DFC1500MA and $4,800/kW for the 300 kW DFC300MA power plant.

With the multi-MW order potential of Asia, Connecticut and California, volume is expected to provide additional cost reduction moving the DFC3000 power plant to gross margin profitability. This will come through supply chain efficiencies, purchasing power and process improvements. To drive costs lower, the Company’s 2007 cost out program is focused on global sourcing, technology development, continued value engineering and manufacturing efficiencies.

Contract Research and Development

FuelCell Energy reported the following accomplishments for research and development:

•
FuelCell Energy completed the first stage of the 10-year, three-phased program to develop a multi-MW coal-based solid oxide fuel cell, created by the U.S. Department of Energy’s Office of Fossil Energy Solid State Energy Conversion Alliance (SECA), ahead of schedule with favorable results;

•
The Company successfully completed factory testing of its ship service fuel cell operating on diesel fuel and plans to ship the unit to Naval Sea Systems Command (NAVSEA) in Philadelphia for additional land-based testing;

•
FuelCell Energy began construction of an advanced hydrogen energy demonstration station with Air Products that would generate electricity, produce hydrogen for industrial use and heat. The station is funded in part by the U.S. Department of Energy.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s secure, ultra-clean and high efficiency DFC® fuel cells are generating power at over 60 installations worldwide. The company’s power plants have generated more than 150 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer, onion, and milk processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the US Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact	Lisa Lettieri FuelCell Energy, Inc.	203-830-7494 ir@fce.com

# # # #

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	April 30, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$107,269	$26,247
Investments: U.S. treasury securities	71,459	81,286
Accounts receivable, net of allowance for doubtful accounts of $105 and $43, respectively	10,425	9,402
Inventories, net	20,686	14,121
Other current assets	5,171	2,653
Total current assets	215,010	133,709

Property, plant and equipment, net	42,182	48,136
Investments: U.S. treasury securities	--	13,054
Equity investments	10,865	11,483
Other assets, net	251	270
Total assets	$268,308	$206,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$976	$653
Accounts payable	8,921	12,508
Accrued liabilities	6,672	6,418
Deferred license fee income	--	38
Deferred revenue and customer deposits	11,799	9,785
Total current liabilities	28,368	29,402

Long-term deferred revenue	5,298	5,162
Long-term debt and other liabilities	562	678
Total liabilities	34,228	35,242
Redeemable minority interest	11,196	10,665
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at April 30, 2007 and October 31, 2006.)	59,950	59,950

Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at April 30, 2007 and October 31, 2006; 67,900,017 and 53,130,901 shares issued and outstanding at April 30, 2007 and October 31, 2006, respectively.	7	5
Additional paid-in capital	569,422	470,045
Accumulated deficit	(406,495)	(369,255)
Treasury stock, Common, at cost (12,282 and 15,583 shares in 2007 and 2006, respectively.)	(126)	(158)
Deferred compensation	126	158
Total shareholders’ equity	162,934	100,795
Total liabilities and shareholders’ equity	$268,308	$206,652

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2007	2006
Revenues:
Product sales and revenues	$8,861	$6,487
Research and development contracts	2,522	3,047
Total revenues	11,383	9,534

Costs and expenses:
Cost of product sales and revenues	16,394	15,742
Cost of research and development contracts	2,096	2,713
Administrative and selling expenses	4,773	4,694
Research and development expenses	6,654	5,393
Total costs and expenses	29,917	28,542

Loss from operations	(18,534)	(19,008)

License fee income, net	--	(19)
Interest expense	(21)	(22)
Loss from equity investments	(401)	(225)
Interest and other income, net	1,373	1,216

Loss before redeemable minority interest	(17,583)	(18,058)

Redeemable minority interest	(421)	--

Loss before provision for income taxes	(18,004)	(18,058)

Provision for income taxes	--	--

Net loss	(18,004)	(18,058)

Preferred stock dividends	(802)	(5,462)

Net loss to common shareholders	$(18,806)	$(23,520)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.32)	$(0.48)

Basic and diluted weighted average shares outstanding	58,750,006	49,319,174

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2007	2006
Revenues:
Product sales and revenues	$13,760	$9,487
Research and development contracts	4,457	5,991
Total revenues	18,217	15,478

Costs and expenses:
Cost of product sales and revenues	29,776	25,092
Cost of research and development contracts	4,040	5,636
Administrative and selling expenses	9,190	8,918
Research and development expenses	13,509	11,277
Total costs and expenses	56,515	50,923

Loss from operations	(38,298)	(35,445)

License fee income, net	34	52
Interest expense	(48)	(54)
Loss from equity investments	(618)	(440)
Interest and other income, net	2,502	2,754

Loss before redeemable minority interest	(36,428)	(33,133)

Redeemable minority interest	(812)	--

Loss before provision for income taxes	(37,240)	(33,133)

Provision for income taxes	--	--

Net loss	(37,240)	(33,133)

Preferred stock dividends	(1,604)	(7,057)

Net loss to common shareholders	$(38,844)	$(40,190)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.69)	$(0.82)

Basic and diluted weighted average shares outstanding	55,914,872	48,931,325